Exhibit 10.1.z

SETTLEMENT AGREEMENT

          THIS SETTLEMENT AGREEMENT (the "Agreement") is made and entered into as of December 23, 2002 by and between Digital Teleport, Inc. ("DTI"), the Official Unsecured Creditors Committee of Digital Teleport, Inc. (the "Committee"), KLT Inc. ("KLTI"), KLT Telecom Inc. ("KLTT") (KLTI and KLTT are hereinafter collectively referred to as "KLT"), Kansas City Power & Light Company ("KCPL"), and Great Plains Energy Incorporated ("GPE") with reference to the following recitals:

          WHEREAS, on December 31, 2001 (the "Petition Date"), in the Eastern District of Missouri, St. Louis division, chapter 11 bankruptcy cases were commenced pursuant to the United States Bankruptcy Code, 11 U.S.C. (section symbol) 101 et. seq (the "Code") by: (a) DTI, assigned Case No. 01-54369-399 (the "Case"); (b) DTI's parent corporation, DTI Holdings, Inc. ("Holdings") assigned Case No. 01-54370-399 (the "Holdings Case"); and (c) DTI's affiliate Digital Teleport of Virginia, Inc. ("Virginia") assigned Case No. 01-54371-399 (the "Virginia Case"); and

          WHEREAS, in the Case, the Committee was appointed by the office of the United States Trustee pursuant to 11 U.S.C. (section symbol) 1102; and

          WHEREAS, during the course of the Case, the Committee and DTI investigated the acts of KLT, KCPL and GPE that occurred prior to the date hereof (the "Investigation"); and

          WHEREAS, as a result of the Investigation, at a meeting held on December 5, 2002, and in certain other phone conversations on other dates, the Committee and DTI informed KLT, KCPL and GPE of certain alleged claims and causes of action they believed they could assert against, and/or otherwise had considered with respect to, KLT, KCPL and GPE in the Case (the "Causes"), which Causes KLT, KCPL and GPE contend are without merit; and

          WHEREAS, in the Case, DTI has sought a buyer for substantially all of its assets to consummate a sale pursuant to 11 U.S.C. (section symbol) 363 (the "Sale") and also explored the possibility of a stand-alone reorganization; and

          WHEREAS, as a result of DTI's efforts, CenturyTel Fiber Company II, LLC ("Century") has been identified as a potential buyer of DTI's assets (the "Assets") in the Sale; and

          WHEREAS, a final execution version of the asset purchase agreement between Century and DTI dated December __, 2002 has been circulated (the "Asset Sale Agreement"); and

          WHEREAS, in the Asset Sale Agreement, $3.8 million of the purchase price is to be escrowed subject to certain conditions (the "Escrow");

          WHEREAS, it is anticipated that the Sale will be approved by the court presiding over the Case by entry of an order pursuant to 11 U.S.C. (section symbol) 363 (the "Sale Order");

          WHEREAS, it is anticipated that upon closing of the Sale to Century or to a higher bidder in the Sale process and the full release of the Escrow to DTI, proceeds from the Sale plus DTI's cash on hand will total approximately $47 million (the "Anticipated Proceeds"); and

          WHEREAS, in the Case, KLTT filed a proof of claim asserting a security interest in virtually all of DTI's assets to secure repayment of over $50 million of indebtedness (the "KLTT Claim"); and

          WHEREAS, as part of the Investigation, the Committee and DTI assert that all or a portion of KLTT's security interest securing the KLTT Claim can be avoided pursuant to 11 U.S.C. (section symbol) 547, which assertion KLTT disputes; and

          WHEREAS, in the Case, Gary Douglass ("Douglass") filed an unsecured proof of claim in the amount of $2,055,900.00 (the "Douglass Claim"); and

          WHEREAS, in the Case, the Missouri Department of Revenue ("MODOR") filed a number of proofs of claim, including three priority proofs of claim in the aggregate amount of $2,848,445.68 (the three priority proofs of claim are hereinafter referred to as the "MODOR Claim"); and

          WHEREAS, in the Case, DTI filed objections to the Douglass Claim and the MODOR Claim, and asserts that each claim should be disallowed in full and neither Douglass nor MODOR should have an allowed claim in the Case; and

          WHEREAS, as a consequence of a settlement reached with Union Electric Co., d/b/a Ameren UE ("Ameren") and a court order that was entered in the Case approving the settlement (the "Ameren Settlement"), Ameren has an allowed unsecured claim in the Case in the amount of $8 million (the "Ameren Claim"); and

          WHEREAS, DTI and Ameren have entered into an amendment to the Ameren Settlement pursuant to which Ameren has agreed to reduce its unsecured claim in the Case to $1 million in exchange for certain concessions to be provided to Ameren by DTI and Century (the "Amended Ameren Settlement"), a copy of which is attached hereto and marked Exhibit A; and

          WHEREAS, in the Case, excluding the Douglass Claim, the MODOR Claim, the Ameren Claim, and the KLTT Claim, it is estimated that the total amount of allowed, non-priority unsecured claims against DTI is in the approximate amount of $10.3 million (the "Trade Claims"); and

         WHEREAS, if KLT, KCPL and GPE are successful in their defense of the Causes, it is anticipated that the entirety of the Anticipated Proceeds would be distributed solely to KLTT; and

          WHEREAS, if DTI and the Committee are successful in prosecuting the Causes against KLT, GPE and KCPL, it is anticipated that Trade Claims would be paid 100% of their claims from the Anticipated Proceeds plus interest thereon; and

          WHEREAS, the parties to this Agreement believe that prosecution and defense of the Causes will be expensive, will take substantial periods of time, will likely delay distributions to creditors, and are subject to litigation risks for all parties hereto.

          NOW, THEREFORE, in consideration of the premises, the covenants and the agreements hereinafter set forth, and intending to be legally bound (subject only to court approval as set forth hereafter), the parties hereto agree as follows:

AGREEMENT

     1.  Court Approval. In conjunction with execution of this Agreement, DTI and the Committee will file a joint motion seeking approval of the compromises set forth herein pursuant to Fed. R. Bankr. P. 9019 (the "Motion") and seeking entry of an order by the court presiding over the Case (the "Court") approving the compromises and agreements set forth herein (the "Settlement Order"). The Motion and the Settlement Order shall be in a form mutually satisfactory to DTI, the Committee, and KLT. Also, the Committee shall not object to any motion seeking approval of the compromises set forth in the Amended Ameren Settlement and seeking entry of an order by the Court approving the compromises and agreements set forth in the Amended Ameren Settlement. In the event such an Amended Ameren Settlement is entered and approved by the Court, then the term "Amended Ameren Claim" shall mean any allowed unsecured claim in the Case as provided in the Amended Ameren Settlement.

     2.  Division of Anticipated Proceeds. The Anticipated Proceeds shall be divided as follows:

         (a)  To the extent that the Douglass Claim and the MODOR Claim are resolved in the Case and disallowed in full, from the Anticipated Proceeds, the Trade Claims and any Amended Ameren Claim shall be paid, pro rata, the sum equal to 90% of the aggregate amount of the Trade Claims and the Amended Ameren Claim, if any, with the balance of the Anticipated Proceeds paid to KLTT.

         (b)  To the extent that DTI's objections to the Douglass Claim and the MODOR Claim are resolved in the Case and either or both claims are not disallowed in full, from the Anticipated Proceeds, the aggregate of the Trade Claims, any Amended Ameren Claim, any allowed Douglass Claim, and any allowed unsecured, non-priority portion of the MODOR Claim shall be paid, pro rata, the sum equal to:  (i) 90% of the aggregate amount of the Trade Claims and the Amended Ameren Claim, if any; plus (ii) 50% of the aggregate amount of any allowed Douglass Claim; plus (iii) 50% of the aggregate amount of any allowed unsecured, non-priority portion of the MODOR Claim; minus (iv) 50% of any allowed priority amount of the MODOR Claim; with the balance of the Anticipated Proceeds paid to KLTT.

         (c)  Notwithstanding the provisions of subparagraphs (a) and (b) hereof, sufficient Anticipated Proceeds shall be paid to unsecured creditors to cause the Trade Claims and any Amended Ameren Claim to be paid, pro rata, the sum equal to 82.5% of the aggregate amount of the Trade Claims and the Amended Ameren Claim, if any, with the balance of the Anticipated Proceeds paid to KLTT.

         (d)  The Sale Order shall provide the authority to make, at the closing of the Sale, the payments set forth in this paragraph.

     3.  Failure of Sale to Close. Within sixty (60) days after the failure of the Sale to close, KLT, at KLT's option, may cause the payments set forth in paragraph 2 hereof to be made to unsecured creditors in any fashion and pursuant to any structure that KLT deems appropriate in its sole and absolute discretion; provided, however, that any such payments shall be made without condition and any such structure shall not give rise to any liability to any recipient of any such payment.

     4.  Full and Final Satisfaction. The payments to be made pursuant to the alternative mechanisms set forth in either paragraphs 2 or 3 of this Agreement to the Trade Claims, and on account of any Douglass Claim and any MODOR Claim, shall be in full and final satisfaction of all such claims that such creditors have or could assert in the Case.

     5.  Deconsolidation. The Committee shall not object to any motion filed by KLT and its affiliates seeking Court approval in the Holdings Case, the DTI Case, and/or the Virginia Case to:  (a) cause Holdings and its subsidiaries to no longer be part of the consolidated tax group in which KLT and their affiliates are members and GPE is the parent corporation and taxpayer, and/or (b) take a worthless stock or asset deduction with respect to KLT's investment in Holdings and its subsidiaries.

     6.  Release.

         (a)  For KLT. Upon completion of the payments set forth in paragraphs 2 or 3 of this Agreement, DTI, the Committee, each member of the Committee (other than Oaktree Capital Management, LLC), the bankruptcy estate of DTI, their respective successors, predecessors, assigns, any chapter 7 or 11 trustees in the Case, and any parties claiming by, through or on behalf of any of them (collectively the "Releasors"), shall be deemed to have released, acquitted and forever discharged KLT, GPE, KCPL, and any and all corporations or other entities currently or previously a member of a consolidated tax group in which KLT were or are a member and GPE or KCPL is or was the parent corporation and taxpayer, and their respective predecessors, successors, employees, officers, directors, subsidiaries, affiliates, shareholders, partners, and assigns (collectively, the "KLT Releasees") from any and all causes of action, suits, controversies, claims, demands, obligations, or damages whatsoever, which the Releasors had, have, or could have had, against any of the KLT Releasees from the beginning of time to the date of this Agreement, in any way regarding, relating to or in connection with DTI based upon any theory at law or in equity, including but not limited to any theory based in whole or in part upon breach of contract, estoppel, avoidance under 11 U.S.C. (section symbol) 542-553, any provision of the Code, fraudulent transfer pursuant to any applicable non bankruptcy law, equitable subordination, third party beneficiary, tort, and fraud. In addition, acceptance of the payments described in paragraphs 2 or 3 hereof by any creditor in the Case shall constitute an accord and satisfaction of any and all claims that such creditor has, had, or may have against DTI and the KLT Releasees.

         (b)  For the Committee. Upon completion of the payments set forth in paragraphs 2 or 3 of this Agreement, the KLT Releasees shall be deemed to have released, acquitted and forever discharged the Committee, each member of the Committee (other than Oaktree Capital Management, LLC), the bankruptcy estate of DTI, any chapter 7 or 11 trustees in the Case, and their respective predecessors, successors, employees, officers, directors, subsidiaries, affiliates, shareholders, partners, and assigns (collectively, the "Committee Releasees") and DTI and its successors, predecessors and assigns (collectively, the "DTI Releasees") from any and all causes of action, suits, controversies, claims, demands, obligations, or damages whatsoever, which the KLT Releasees had, have, or could have had, against any of the Committee Releasees or any of the DTI Releasees from the beginning of time to the date of this Agreement, in any way regarding, relating to or in connection with DTI based upon any theory at law or in equity, including but not limited to any theory based in whole or in part upon breach of contract, estoppel, avoidance under 11 U.S.C. (section symbol) 542-553, any provision of the Code, fraudulent transfer pursuant to any applicable non bankruptcy law, equitable subordination, third party beneficiary, tort, and fraud.

     7.  Assignment of Claims and Rights. Any and all claims of DTI, the DTI bankruptcy estate and the Committee (that it, as a party in interest, could bring for or on behalf of the Debtor) against Richard Weinstein, any officer or director of DTI, or any other person or entity, are hereby assigned to KLTT.

     8.  Conditions Precedent. The obligations of KLT under this Agreement shall be subject to the satisfaction of the following conditions, which may be waived by KLT in their sole and absolute discretion:

         (a)  the closing of the Sale pursuant to terms materially the same as contained in the Asset Sale Agreement; and

         (b)  the Trade Claims plus any Amended Ameren Claim shall not exceed $12 million.

     9.  Mutual Cooperation. DTI, the Committee, KLT, GPE, and KCPL agree to cooperate fully and use their best efforts to carry out the terms of this Agreement, including obtaining approval of this Agreement, and entry of the Settlement Order by the Court at the first available time on the Court's docket after any notice periods required by Fed. R. Bankr. P. 2002. This cooperation shall include, but not be limited to, prosecution of DTI's pending objections to the claims of MODOR and Douglass.

    10.  Successor and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

    11.  Notices. Unless otherwise provided herein, any notice, request, waiver, instruction, consent or document or other communication required or permitted to be given by this Agreement shall be effective only if it is in writing and (a) delivered by hand or sent by certified mail, return receipt requested, (b) if sent by a nationally-recognized overnight delivery service with delivery confirmed, or (c) if telexed or telecopied, with receipt confirmed as follows:

DTI:	Digital Teleport, Inc.
14567 N. Outer Forty Road, Suite 500
Chesterfield, Missouri 63017
Attn: President
Facsimile: (314) 880-1999

with a copy to:	Digital Teleport, Inc.
14567 N. Outer Forty Road, Suite 500
Chesterfield, Missouri 63017
Attn: General Counsel
Facsimile: (314) 880-1999

and a copy to:	Robert Richards, Esq.
Sonnenschein Nath & Rosenthal
Suite 8000 Sears Tower
233 South Wacker Drive
Chicago, IL 60606
Facsimile: (312) 876-7934

KLT:	KLT Telecom Inc.
10740 Nall, Suite 230
Overland Park, KS 66211
Attn: President
Facsimile: (913) 967-4340

with a copy to:	KLT Inc.
10740 Nall, Suite 230
Overland Park, Kansas 66211
Attn: General Counsel
Facsimile: (913) 967-4340

and a copy to:	Mark Shaiken, Esq.
Stinson Morrison Hecker LLP
1201 Walnut, Suite 2800
Kansas City, Missouri 64106
Facsimile: (816) 691-3495

Committee:	Shalom L. Kohn
Sidley Austin Brown & Wood
Bank One Plaza
10 S. Dearborn St.
Chicago, Illinois 60603
Facsimile: (312) 853-7036

KCPL:	Kansas City Power & Light Company
1201 Walnut, 20th Floor
Kansas City, Missouri 64106-2124
Attention: General Counsel
Facsimile: (816) 556-2787

GPE:	Great Plains Energy Incorporated
1201 Walnut, 20th Floor
Kansas City, Missouri 64106-2124
Attention: General Counsel
Facsimile: (816) 556-2787

The parties shall promptly notify each other of any change in their respective addresses or facsimile numbers or of the person or office to receive notices, requests or other communications under this Agreement. Notice shall be deemed to have been given as of the date when so personally delivered, the next day when delivered during business hours to an overnight delivery service properly addressed or when receipt of a facsimile is confirmed, as the case may be, unless the sending party has actual knowledge that such notice was not received by the intended recipient.

    12.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without giving effect to choice of law principles of said state.

    13.  Multiple Counterparts / Facsimile Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute but one and the same instrument. This Agreement may be executed by facsimile signatures which shall be deemed the same force and effect as an original signature.

    14.  Headings. The headings used in this Agreement are for convenience of reference only and shall in no way define, limit or describe the scope or intent of any provision of this Agreement.

    15.  Advice of Counsel. The parties hereto have reviewed and agreed to these terms after consultation with, and upon advice of, counsel.

    16.  Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

    17.  Final Expression. This Agreement represents a final expression of the understandings between the parties hereto and this Agreement may not be contradicted by evidence of any prior oral agreement or of a contemporaneous oral agreement or understanding between the parties hereto.

    18.  No Amendments. No amendments to this Agreement shall be effective unless such amendment is in writing and signed by all parties hereto.

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    19.  WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY EXPRESSLY UNCONDITIONALLY AND IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY FOR ANY PROCEEDINGS ARISING OUT OF, UNDER OR IN CONNECTION WITH THE TERMS AND SUBJECT MATTER OF THIS AGREEMENT.

    20.  Retention of Jurisdiction. The court presiding over the Case shall retain jurisdiction to resolve any disputes arising under this Agreement.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

DIGITAL TELEPORT, INC. BY: /s/ Paul Pierron TITLE: CEO/President	KLT TELECOM INC. BY: /s/ John J. Grossi TITLE: CFO & Treasurer	KLT INC. BY: /s/ John J. Grossi TITLE: CFO & Treasurer
THE OFFICIAL UNSECURED CREDITORS COMMITTEE OF DIGITAL TELEPORT, INC. BY: /s/ Shalom L. Kohn TITLE: Attorney	GREAT PLAINS ENERGY INCORPORATED BY: /s/ B.J. Beaudoin TITLE: President & CEO	KANSAS CITY POWER & LIGHT COMPANY BY: /s/ B.J. Beaudoin TITLE: CEO